EXHIBIT 99.1

Community West Bancshares Reports the Death of Mr. Michael L. Phlaum, Executive Vice President and Chief Operating Officer of Community West Bank

GOLETA, Calif., July 21, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced with great grief the death last Friday evening of Michael (Mike) L. Phlaum, Executive Vice President and Chief Operating Officer of the Bank, who died unexpectedly from complications related to a stroke. Mr. Phlaum served with the Bank since February 2012 and was elevated to his current position in February 2014.

Martin E. Plourd, President and Chief Executive Officer, said, "This is a tragic loss for me personally and all of us here at the Company. In this period of extreme mourning, our prayers and thoughts and deepest condolences go out to Mike's wife Barbara and his beloved family. Mike's positive spirit, enthusiasm and commitment will be greatly missed by all of us who had the honor of working with him. Mike was well respected by everyone here and the Bank's customers with whom he worked so passionately to serve."

Mr. Phlaum's duties will be performed, on an interim basis, by Mr. Plourd and other members of the management team.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com